Exhibit 1.13

PRESS RELEASE
DETAILS REGARDING ATTENDANCE TO THE ORDINARY AND EXTRAORDINARY SHAREHOLDERS’ MEETING CONVENED ON 27 MARCH 2020

FURTHER RECCOMENDATION TO APPOINT THE COMPANY’S REPRESENTANTIVE
PRIOR COMMUNICATION TO THE COMPANY BY THOSE SHAREHOLDERS WHICH, IRRESPECTIVE OF THE STRONG RECCOMENDATION, INTEND TO ATTEND IN PERSON THE GENERAL MEETING
BOARD MEMBERS AND STATUTORY AUDITORS WILL ATTEND VIA CONFERENCE

Milan, 23 March 2020-Following up to the press release of 18 March 2020 and in light of the further national and regional regulations adopted which aim at mitigating the spread of the COVID-19 pandemic, the company Davide Campari-Milano S.p.A. (‘Company’ or ‘Campari’) strongly encourages again its shareholders to attend the Ordinary and Extraordinary Shareholders’ meeting convened on 27 March 2020 (‘Shareholders’ Meeting’) via Computershare S.p.A., i.e. the Company’s representative appointed pursuant to article 135-undecies of the Legislative Decree no. 58 of 24 February 1998 (‘TUF’). For further details on the granting of the proxy to the Company’s representative, please refer to the press release of 18 March 2020 (https://www.camparigroup.com/sites/default/files/docs/pr_details_regarding_attendance_to_the_ordinary_and_extraordinary_shareholders_meeting_.pdf) and to the notice of shareholders’ meeting published on 19 February 2020 (https://www.camparigroup.com/sites/default/files/downloads/avviso_di_convocazione_eng_final.pdf). The proxy form is available on Campari website (https://www.camparigroup.com/sites/default/files/docs/campari_delega_e_istruz_rd_eng_27_03_2020.pdf).

Those shareholders which-irrespective of this recommendation as well as of the strong restrictions currently in force on the freedom of movement on the national and regional territory (Decree of the Council of Minister’s President of 22 March 2020 and Region Lombardy’s order no. 514 of 21 March 2020)-intend (at their sole discretion) to attend in person the Shareholders’ Meeting, have to communicate the name of the actual attendee within and no later than 26 March 2020 via email to segreteria.societaria@campari.com, so to allow the Company to set up all the security measures necessary to fully comply with the applicable emergency provisions.

The members of the board of directors and of the board of statutory auditors who will attend the Shareholders’ Meeting, as well as the Company’s representative (Computershare S.p.A.) and any other person potentially entitled to participate to the Shareholders’ Meeting, in accordance with the recent emergency provisions, will be connected via conference and will not attend in person the Shareholders’ Meeting.

For further details on the agenda, please refer to the ‘Questions and Answers” document published today on Campari website (https://www.camparigroup.com/sites/default/files/qa_rembrandt_eng_230320_exec.pdf). As regards any potential further questions timely provided by the shareholders under Article 127-ter TUF, the Company will publish on its website (https://www.camparigroup.com/en/governance/agm) the relevant answers by the morning of 27 March 2020.

Lastly, the Company points out that the Shareholders’ Meeting will be carried out in strict accordance with the health and emergency provisions currently in force.

For further information
Investor Relations
Email: investor.relations@campari.com
Tel. +39 02 6225 330